UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2008

MISCOR Group, Ltd.
(Exact name of registrant as specified in its charter)

Indiana	333-129354	20-0995245
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1125 South Walnut Street, South Bend, Indiana		46619
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (574) 234-8131

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On February 8, 2008, MISCOR Group, Ltd., an Indiana corporation (“MISCOR”), amended its Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock from 12,000,000 to 20,000,000 shares (the “Stock Increase”).

The Stock Increase was recommended by MISCOR’s Board of Directors on November 19, 2007; approved by the shareholders of MISCOR at a special meeting on February 7, 2008; and became effective on February 8, 2008 by the filing of articles of amendment (“Articles of Amendment”) to MISCOR’s Amended and Restated Articles of Incorporation with the Indiana Secretary of State.  The Articles of Amendment amend and restate in its entirety Article III of the Corporation’s Amended and Restated Articles of Incorporation.

MISCOR’s Board of Directors approved and recommended the Stock Increase because it believes that the Stock Increase is in the best interest of shareholders.  The purpose of the Stock Increase is to allow MISCOR to have a sufficient number of shares of authorized and unissued common stock that can be in issued in connection with any corporate purposes that the Board of Directors from time to time considers advisable.  These corporate purposes could include, among others, issuance of shares in connection with acquisitions, issuance of shares in connection with stock splits or stock dividends, issuance of shares pursuant to MISCOR’s equity incentive plans or in connection with other employee benefit plans, issuance of shares upon conversion of outstanding convertible debentures and notes, and issuance of shares in connection with equity financings.  Having shares available for issuance in the future will give MISCOR greater flexibility by allowing the Board of Directors to approve issuances of shares without the expense and delay of a special shareholder’s meeting to approve the additional authorized capital stock necessary to complete the issuance.

The foregoing description of the Articles of Amendment is not complete and is qualified in its entirety by reference to the full text of the Articles of Amendment, a copy of which is filed as Exhibit 3.1 to this report on Form 8-K and incorporated by reference herein.

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 7, 2008, MISCOR’s Board of Directors approved an amendment to MISCOR’s 2005 Restricted Stock Purchase Plan.  The amendment increases the shares of common stock reserved for issuance under the Restricted Stock Purchase Plan from 40,000 shares to 100,000 shares (after giving effect to the 1-for-25 reverse stock split of MISCOR’s common stock that occurred on January 14, 2008).  The purpose of the increase is to make additional shares of common stock available for future grants of restricted stock purchase rights to participants in the Plan.

The amendment also modifies the forfeiture provisions of the Plan in certain respects.  Before the amendment, the Plan obligated MISCOR to repurchase all restricted stock held by an employee at the stock’s fair market value if the employee terminated his or her employment for “Good Reason.” The Plan defined Good Reason to include MISCOR’s failure to pay amounts due to the employee, MISCOR’s material breach of the employee’s employment agreement that remains uncured, material reduction in the employee’s title or duties, material reduction in the employee’s base salary or benefits, or relocation exceeding 25 miles of the employee’s work site.  The amendment deleted all references to Good Reason in the Plan.  As a result, if an employee holding restricted stock terminates his or her employment under circumstances that, prior to the amendment, would have constituted Good Reason, MISCOR is obligated to repurchase any restricted stock held by the employee at the original purchase price, which may be a nominal price, rather than at its fair market value.

The amendment further modifies the forfeiture provisions of the Plan by deleting references to “Retirement,” which the Plan defined as termination of employment due to retirement at or after age 65 or, with the consent of MISCOR’s Board of Directors or committee of the Board administering the Plan, at or after age 55.  Before the amendment, the Plan obligated MISCOR to repurchase all restricted stock held by an employee at the stock’s fair market value if the employee terminated his or her employment due to Retirement.  As a result of the amendment, MISCOR is obligated to repurchase any restricted stock held by a retiring employee at the original purchase price, which may be a nominal price, rather than at its fair market value.

The amendment to the Restricted Stock Purchase Plan became effective on February 7, 2008 upon adoption by MISCOR’s Board of Directors.  Shareholder approval was not required.

The foregoing description of the amendment to the Restricted Stock Purchase Plan is not complete and is qualified in its entirety by reference to the full text of the amendment, a copy of which is filed as Exhibit 10.1 to this report on Form 8-K and incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
3.1	Articles of Amendment to the Corporation’s Amended and Restated Articles of Incorporation, effective February 8, 2008
10.1	Amendment to the MISCOR 2005 Restricted Stock Purchase Plan, effective February 7, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MISCOR Group, Ltd.
Date: February 13, 2008

	By:	/s/ John A. Martell
Name: John A. Martell
Title: President and Chief Executive Officer